UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BlackRock California Municipal Income Trust

« YOUR VOTE MATTERS «

MAKE YOUR VOICE HEARD BY VOTING ON THE ENCLOSED WHITE CARD AND PROTECT YOUR INVESTMENT

BlackRock California Municipal Income Trust

(NYSE: BFZ)

Fund launch: July 2001

High quality Invests at least 80% of its assets in municipal obligations that are investment-grade quality	Tax-exempt income The “closed” fund structure has historically benefitted shareholders, delivering higher tax-exempt income	Keep more of what you earn The Fund provides tax-exempt income, helping higher earners in California who feel the pinch of a 54% combined federal and state income tax rate

Monthly tax-exempt income	Long-term record of outperformance
4.0%	#1
Yield on Market Price	Performing California Municipal Closed-End Fund

Source: Morningstar data as of April 30, 2023 (1) Peer group reflects the Morningstar US CE Municipal-CA (Leveraged) category

Your investment is under attack by a self-serving activist institution

PROTECT YOUR INVESTMENT BY VOTING FOR

Your Board-Recommended Nominees

ON THE ENCLOSED WHITE CARD

Experience	Diversity	Independence

Acting for all shareholders	Executing for the long term

BlackRock California Municipal Income Trust

Vote FOR your Trustees

on the enclosed WHITE proxy card

Experienced and Qualified Board

Current board members are committed to ensuring that the

Fund operates in a responsible manner that protects and

advances the interests of the Fund and all of its

shareholders

Competitive Fees Management fee ranks in the 1st quartile relative to peers[1]	Share Repurchases Repurchased over $19 million of shares, adding $3 million to the Fund’s net asset value[2]
Featured in BlackRock’s Leading Municipal Bond Fund Line-up BlackRock manages $186 billion in municipal assets, including $23 billion in municipal closed-end funds[2]

Please do NOT send back any GOLD proxy card you may receive

(1) Broadridge data as of December 31, 2022

(2) BlackRock data as of March 31, 2023

Important information about the Fund

This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock California Municipal Income Trust (BFZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.

Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.

Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.

© 2023 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.

May 2023 | BlackRock California Municipal Income Trust (BFZ)	Not FDIC Insured • May Lose Value • No Bank Guarantee

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